Exhibit 10.1

Fourth Amendment to Amended and Restated

Executive Employment Agreement

The Amended and Restated Executive Employment Agreement entered into as of August 17, 2009 (as amended as of December 3, 2010, December 18, 2011 and as of June 4, 2013, the “AGREEMENT”) by and among Victor Technologies Group, Inc. (f/k/a Thermadyne Holdings Corporation) (“HOLDINGS”), a Delaware corporation, and the subsidiaries of Holdings (together with Holdings, “EMPLOYER”), and Martin Quinn (“EMPLOYEE”), is hereby amended as follows, effective as of the date hereof.

1.        The Agreement is further amended by deleting the last sentence of paragraph (a) of Section 1 thereof (which, for the avoidance of doubt was added in the first amendment to the Agreement dated as of December 3, 2010 and read as follows: “If Employer elects not to renew the Employment Period in accordance with this Section 1(a), Employee shall be entitled to continue to receive from Employer his then current Basic Compensation (as defined in Section 2(a) below) hereunder, such amount to continue to be paid in accordance with the payroll practices of Employer for a period equal to twelve months from the expiration of the Employment Period.”).

2.        The Agreement is further amended by deleting paragraph (c) of Section 3 thereof in its entirety and substituting the following in lieu thereof:

“(c)     WITHOUT CAUSE OR FOR NON-RENEWAL OF THE AGREEMENT. Employer may terminate the Employment of Employee under this Agreement without Cause. If Employer elects not to renew the Employment Period in accordance with Section 1(a) above, such termination shall be deemed a termination without Cause.

3.        The Agreement is further amended by deleting paragraph (b) of Section 4 thereof in its entirety and substituting the following in lieu thereof:

“(b)     TERMINATION FOR CAUSE OR VOLUNTARY TERMINATION. If the Employment Period is terminated for Cause or voluntarily by Employee for reasons other than those described in Sections 3(a), 3(c) or 3(d) above, this Agreement shall terminate and no further compensation or benefits shall be paid to Employee after the date of termination (other than Basic Compensation earned through the date of termination), but Employee shall be entitled to receive benefits to which he is or may become entitled pursuant to any benefit plan which by its terms survive termination.”

4.        The Agreement is further amended by deleting paragraph (d) of Section 4 thereof in its entirety and substituting the following in lieu thereof:

“(d)     [INTENTIONALLY OMITTED].”

5.        Except as expressly modified hereby, the Agreement shall remain in full force and effect in accordance with the terms and conditions thereof.

6.        This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of this 10th day of February, 2014.

EMPLOYEE

/s/ Martin Quinn
Name: Martin Quinn

EMPLOYERS: Victor Technologies Group, Inc. (on behalf of itself and all wholly owned subsidiaries)

By:	/s/ Jeffrey S. Kulka
	Name:	Jeffrey S. Kulka
	Title:	Executive Vice President and Chief Financial Officer

SIGNATURE PAGE TO

FOURTH AMENDMENT TO AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT